Van Eck Global
SINCE 1955

IMPORTANT INFORMATION REGARDING YOUR **HOLDRS TRUST** INVESTMENT:

- **Van Eck Global presents an exchange offer from its Market Vectors ETF Trust.**
  Van Eck is offering investors of certain HOLDRS Trusts the opportunity to exchange their receipts for shares of a new Market Vectors exchange-traded fund ("ETF"). This exchange offer commenced on November 10, 2011 and is expected to expire at 11 AM EST on December 20, 2011, unless the offer is extended. Note that securities intermediaries may have earlier cut off dates. Please see the enclosed material for details.
- **Trading in your HOLDRS TRUST is expected to be suspended on or about December 20, 2011.**

Dear HOLDRS Investor:

Enclosed is an exchange offer and instruction form. **YOUR IMMEDIATE ACTION IS NEEDED. This is not a majority vote event; we are asking each investor to affirmatively elect to participate in the exchange offer**.

The exchange offer documents included in this information package contain important information regarding the mechanics of the transaction, tax considerations, risks related to the exchange offer and more. Additionally, Van Eck Global's website, vaneck.com/holdrs, includes information regarding the offer, including a detailed Frequently Asked Questions section. Investors should read the exchange offer documents in their entirety and evaluate their choices carefully with the help of their own financial and tax advisors.

Action Steps

To participate in the exchange offer:

1. Contact your securities intermediary; or,
2. Follow the instructions that are included in the attached exchange offer documents.

To speak to someone regarding the exchange offer:

1. Contact your securities intermediary; or,
2. Contact D.F. King & Co., Inc., the Information Agent:
   - Call Toll-Free: 800.290.6424
   - Banks and Brokers Call Direct: 212.269.5550
   - marketvectorsetf@dfking.com

Van Eck Global is pleased to have the opportunity to engage in this transaction. We hope to provide you with any information you may need throughout the exchange offer period, and ultimately provide you with quality investment services.

Sincerely,

Jan van Eck
Principal and CEO, Van Eck Global

This document is not the official exchange offer documentation. Investors should read the enclosed exchange offer documents carefully, and consult with financial and tax advisors before making decisions regarding the exchange offer.

EXCHANGE OFFER OVERVIEW

As detailed in the enclosed exchange offer documents, Market Vectors ETF Trust is offering current investors of certain HOLDRS Trusts the opportunity to exchange their receipts for shares of Market Vectors ETFs. The new ETFs will be part of Van Eck Global's family of Market Vectors ETFs. Information regarding Van Eck Global and its family of Market Vectors ETFs can be found at vaneck.com.

Market Vectors exchange-traded funds, like most ETFs, are managed against select indices. These indices are dynamic in nature, meaning that new companies can be added or omitted as dictated by index methodology, and weightings are periodically rebalanced. Van Eck believes that ETFs offer a more dynamic, diversified investment vehicle than HOLDRS since ETFs are better able to reflect changes in the composition of industry sectors that inevitably occur over time. HOLDRS use a depositary trust structure which means that their initial portfolio of securities generally remains static over time. In comparison, ETFs generally are able to rebalance their portfolios periodically and thereby track an underlying index. A detailed comparison of ETFs versus HOLDRS can be found on Van Eck's website at vaneck.com/holdrs.

By participating in the exchange offers, HOLDRS investors will authorize the sale of certain securities underlying the tendered HOLDRS and the purchase of certain other securities to conform to a diversified basket of stocks that align with the indices underlying the new Market Vectors ETFs. Each tendered HOLDRS will be exchanged for one share of the new ETF. The transaction is structured to be an equal value exchange, *i.e.*, the value of the shares of the new ETF received by investors participating in the exchange will be expected to have the equivalent value to the tendered HOLDRS (based on the underlying securities as of the close of trading on the date the exchange offers expire). The risks of the transaction to rebalance the portfolio are described in detail in the attached exchange offer documents. Information relating to the indicative Rebalanced HOLDRS Securities Value will be available on vaneck.com/holdrs or by calling, toll-free, 800.290.6424 (Banks and Brokers: 212.269.5550).

Investors participating in the exchange offers will not bear any costs relating to the exchange transaction, although they may be subject to fees charged by their securities intermediaries. In addition, *participation in the exchange offers may have certain tax advantages* when compared to other alternatives such as a sale of HOLDRS in the open market. Generally speaking, Van Eck is structuring the exchange offers so that a portion of the exchange of HOLDRS for shares of the ETF is expected to benefit from tax-free exchange treatment for U.S. federal income tax purposes. More information regarding tax treatment of the exchange can be found in the enclosed exchange offer documents.

The following table outlines the proposed Market Vectors ETFs and underlying indices corresponding to each applicable HOLDR as it relates to the exchange offer. Index data, including daily constituents and weightings, can be found at Van Eck Global's website at vaneck.com/holdrs.

Ticker	HOLDRS Trust	Market Vectors ETF	Market Vectors Index
	HOLDRS/ETFs INCLUDED IN EXCHANGE OFFERS:		
OIH	Oil Service	Oil Services ETF	US Listed Oil Services 25 Index (MVOIHTR)
SMH	Semiconductor	Semiconductor ETF	US Listed Semiconductor 25 Index (MVSMHTR)
PPH	Pharmaceutical	Pharmaceutical ETF	US Listed Pharmaceutical 25 Index (MVPPHTR)
BBH	Biotech	Biotech ETF	US Listed Biotech 25 Index (MVBBHTR)
RTH	Retail	Retail ETF	US Listed Retail 25 Index (MVRTHTR)
RKH	Regional Bank	Bank and Brokerage ETF	US Listed Bank and Brokerage 25 Index (MVRKHTR)

The underlying indices for the new Market Vectors ETFs seek to represent the most liquid stocks within that particular industry. The top 25 constituents based on full market capitalization and three-month average daily trading volume are included in each index. The indices include companies that derive most of their revenues from the relevant industry; individual company weightings are capped at 20%. The indices will be rebalanced semi-annually, with weighting caps applied quarterly. Index information, including constituents, can be found on vaneck.com/holdrs.

ABOUT VAN ECK GLOBAL

Founded in 1955, Van Eck Global was among the first U.S. money managers helping investors achieve greater diversification through global investing. Today the firm continues this 55+ year tradition by offering global investment choices in hard assets, emerging markets, precious metals including gold, and other specialized asset classes.

Market Vectors exchange-traded products have been offered by Van Eck Global since 2006 when the firm launched the nation's first gold mining ETF. Today, Market Vectors ETFs and ETNs span several asset classes, including equities, fixed income (municipal and international bonds) as well as currency markets. The Market Vectors family currently totals $21.7 billion in assets under management, making it the sixth largest ETF family in the U.S. and the ninth largest worldwide as of September 30, 2011.

Van Eck Global also offers mutual funds, insurance portfolios, separate accounts and alternative investments. Designed for investors seeking innovative choices for portfolio diversification, Van Eck Global's investment products are often categorized in asset classes having returns with low correlations to those of more traditional U.S. equity and fixed income investments.

IMPORTANT DISCLOSURE

The prospectus (or Statement of Additional Information) contained in the registration statement for the new ETFs is not an offer to sell the securities referenced therein and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

This material is neither an offer to buy nor a solicitation of an offer to sell any of the HOLDRS or new ETF shares. The exchange offers will be made only pursuant to the exchange offer documents, which will be distributed to holders of the outstanding HOLDRS and have been filed with the Securities and Exchange Commission (the "SEC") as part of the Registration Statements. **INVESTORS AND SECURITY HOLDERS OF HOLDRS ARE URGED TO READ THE EXCHANGE OFFER DOCUMENTS AND OTHER RELEVANT MATERIALS CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE EXCHANGE OFFERS, INCLUDING THE RISKS OF PARTICIPATING IN THE EXCHANGE OFFERS**. SUCH DOCUMENTS ARE AVAILABLE FREE OF CHARGE THROUGH THE WEBSITE MAINTAINED BY THE SEC AT SEC.GOV, BY CALLING THE SEC AT 800.SEC.0330, OR BY DIRECTING A REQUEST TO D.F. KING & CO., THE INFORMATION AGENT, AT 800.290.6424.

All information in this material (other than opinions or expectations) concerning applicable HOLDRS, including their business and operations, was provided by Merrill Lynch & Co., Inc. All information in this material concerning Van Eck ETFs, including its business, operations and financial results, was provided by Van Eck. Information on HOLDRS assets under management and trading volume was sourced from Bloomberg.

Certain statements made in this material that are not historical facts are referred to as "forward-looking statements" under the U.S. federal securities laws. Actual future results or occurrences may differ significantly from those anticipated in any forward-looking statements due to numerous factors. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ from the historical experience of Van Eck and the ETFs managed by Van Eck and its present expectations or projections. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Van Eck and the ETFs managed by Van Eck undertake no responsibility to update publicly or revise any forward-looking statements.

Investing involves substantial risk and high volatility, including possible loss of principal. An investor should consider the investment objective, risks, charges and expenses of a new ETF carefully before investing. Please read the prospectus and summary prospectus carefully before investing.

Investors may obtain free copies of the prospectus and summary prospectus, exchange offer documents, and other documents filed with the SEC at the SEC's web site at sec.gov. In addition, free copies of the prospectus and summary prospectus, exchange offer documents and other documents filed with the SEC may also be obtained after the registration statements become effective by directing a request to: Van Eck Securities Corporation, Distributor, 335 Madison Avenue, New York, NY 10017 or by calling: 800.826.2333 or visiting vaneck.com/etf.

The indices referred to herein are published by and are the exclusive property of Market Vectors Index Solutions GmbH, which has contracted with Structured Solutions AG to maintain and calculate the indices. Structured Solutions AG uses its best efforts to ensure that the Indices are calculated correctly. Structured Solutions AG has no obligation to point out errors in the indices to third parties.

Van Eck Securities Corporation, Distributor, 335 Madison Avenue, New York, NY 10017